Ex. 99-B.8.31
SERVICE AGREEMENT

This Agreement is entered into effective as of the 1st day of June, 2002, by and between FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC. ("FIIOC") and 1NG FINANCIAL ADVISERS, LLC ("Company").

WHEREAS, FIIOC provides transfer agency and other services to Fidelity's Variable Insurance Products Fund, Variable Insurance Products Fund II and Variable Insurance Products Fund III (collectively "Funds"); and

WHEREAS, the services provided by FIIOC on behalf of the Funds include responding to inquiries about the Funds, including the provision of information about the Funds' investment objectives, investment policies, portfolio holdings, etc.; and

WHEREAS, Company, and its affiliates, ING Life Insurance and Annuity Company (f/k/a Aetna Life Insurance and Annuity Company), ING Insurance Company of America (f/k/a Aetna Insurance Company of America), ReliaStar Life Insurance Company (which includes the assets of Northern Life Insurance Company which were merged into ReliaStar Life Insurance Company), ReliaStar Life Insurance Company of New York (f/k/a ReliaStar Bankers Security Life Insurance Company), Security Life of Denver, Southland Life of Denver and Golden American Life Insurance Company (together "Affiliates") hold shares of the Funds in order to fund certain variable annuity contracts, group annuity contracts, and/or variable life insurance policies, the beneficial interests in which are held by individuals, plan trustees, or others who look to Affiliates to provide information about the Funds similar to the information provided by FIIOC; and

WHEREAS, Affiliates and one or more of the Funds have entered into one or more Participation Agreements, under which Affiliates agree not to provide information about the Funds except for information provided by the Funds or their designees; and

WHEREAS, FIIOC desires that Company shall cause Affiliates to be able to respond to inquiries about the Funds from individual variable annuity owners, sponsors and participants in group annuity contracts issued by Affiliates and owners and participants under variable life insurance policies issued by Affiliates, and prospective customers for any of the above; and

WHEREAS, FIIOC and Company recognize that Affiliates' efforts in responding to customer inquiries will reduce the burden that such inquiries would place on FIIOC should such inquiries be directed to FIIOC.

NOW, THEREFORE, the parties do agree as follows:

1. Information to be Provided to Affiliates. FIIOC agrees to provide to Affiliates, on a periodic basis, directly or through a designee, information about the Funds' investment objectives, investment policies, portfolio holdings, performance, etc. The content and format of such information shall be as FIIOC, in its sole discretion, shall choose. FIIOC may change the format and/or content of such informational reports, and the frequency with which such information is provided. For purposes of Section 4.2 of each of Affiliates' Participation Agreement(s) with the Funds, FIIOC represents that it is the designee of the Funds, and Affiliates may therefore use the information provided by FIIOC without seeking additional permission from the Funds.

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2. Use of Information by Affiliates. Affiliates may use the information provided by FIIOC in communications to individuals, plan trustees, or others who have legal title or beneficial interest in the annuity or life insurance products issued by Affiliates, and to prospective purchasers of such products or beneficial interests thereunder. If such information is contained as part of larger pieces of sales literature, advertising, etc., such pieces shall be furnished for review to the Funds in accordance with the terms of Affiliates' Participation Agreements with the Funds. Nothing herein shall give Affiliates the right to expand upon, reformat or otherwise alter the information provided by FIIOC. Subject to the Affiliates' Participation Agreements with the Funds, Affiliates may create communications based on information supplied by FIIOC. Affiliates acknowledge that the information provided them by FIIOC may need to be supplemented with additional qualifying information, regulatory disclaimers, or other information before it may be conveyed to persons outside Affiliates.

3. Compensation to Company. In recognition of the fact that Company will cause Affiliates to respond to inquiries that otherwise would be handled by FIIOC, FIIOC agrees to pay Company a quarterly fee computed as follows:

At the close of each calendar quarter, FIIOC will determine the Average Daily Assets held in the Funds by Affiliates. Average Daily Assets shall be the sum of the daily assets for each calendar day in the quarter divided by the number of calendar days in the quarter. The Average Daily Assets shall be multiplied by _________ (___ basis points) and that sum shall be divided by four. The resulting number shall be the quarterly fee for that quarter, which shall be paid to Company within 35 days of the close of the calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to Broker-Dealer for the relevant quarter and such other supporting data as may be reasonably requested by Broker-Dealer. Company hereby instructs FIIOC to remit the fee due to Company pursuant to this paragraph 3, by wire, to the following account:

ING Financial Advisers, LLC
Wachovia Bank of North Carolina
ABA # 053 100 494
Acct Name: 1NG Life Insurance & Annuity
Acct # 8732-071-464

With notice of any such remittance to:
Directed Services, Inc.
1475 Dunwoody Drive
West Chester, PA 19380
Attn: David Jacobson
Telephone: 610.425.3404
Facsimile: 610.425.3520

Should any Participation Agreement(s) between an Affiliate and any Fund(s) be terminated effective before the last day of a quarter, Company shall be entitled to a fee for that portion of the quarter during which the Participation Agreement was still in effect, unless such termination is due to misconduct on the part of the Affiliate. For such a stub quarter, Average Daily Assets shall be the sum of the daily assets for each calendar day in the quarter through and including the date of termination of the Participation Agreement(s), divided by the number of calendar days in that quarter for which the Participation Agreement was in effect. Such Average Daily Assets shall be multiplied by _______ (__ basis points) and that number shall be multiplied by the number of days in such quarter that the Participation Agreement was in effect, then

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divided by three hundred sixty-five. The resulting number shall be the quarterly fee for the stub quarter, which shall be paid to Company within 35 days of the close of the calendar quarter. Each payment made under this Agreement will be accompanied by a statement showing the calculation of the fee payable to the Company for the relevant quarter and such other supporting data as may be reasonably requested by the Company.

Notwithstanding the foregoing, compensation for each calendar quarter will not exceed __________.

4. Termination. This Agreement may be terminated by Company at any time upon written notice to FIIOC. FIIOC may terminate this Agreement at any time upon thirty (30) days' written notice to Company. FIIOC may terminate this Agreement immediately upon written notice to Company (1) if required by any applicable law or regulation, (2) if so required by action of the Fund(s) Board of Trustees, (3) if Company engages in any material breach of this Agreement or (4) if any Affiliate engages in any conduct which would constitute a material breach of this Agreement were the Affiliate a party to the Agreement. This Agreement shall terminate immediately and automatically with respect to an Affiliate upon the termination of that Affiliate's Participation Agreement(s) with the Funds, and in such event no notice need be given hereunder.

5. Applicable Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

6. Assignment. This Agreement may not be assigned, except that it shall be assigned automatically to any successor to FIIOC as the Funds' transfer agent any such successor shall be bound by the terms of this Agreement.

IN WITNESS WHEREOF, the parties have set their hands as of the date first written above.

FIDELITY INVESTMENTS INSTITUTIONAL ING FINANCIAL ADVISERS, LLC
OPERATIONS COMPANY

By:	/s/ Robert Dwight	By:	/s/ Shaun P. Mathews

Name:	Robert Dwight	Name:	Shaun P. Mathews
Title:	Senior Vice President	Title:	Chief Marketing Officer